ERNEST J. WRIGHT
                                                Secretary
                                                Travelers Distribution LLC
                                                P. O. Box 990026
                                                Hartford, CT  06199-0026
                                                Telephone: (860) 308-7528
                                                Fax: (860) 308-3922


                                                March 30, 2005




U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Attention: IM Filing Desk


Re:    The Travelers Life and Annuity Company
       SEC File No. 333-83076
       Travelers Target Maturity


Members of the Commission:

       Pursuant to Rule 461 under the Securities Act of 1933, Travelers Distribution LLC., as principal underwriter for the contracts described in the above Registration Statement, hereby respectfully request the acceleration of the effective date of this Registration Statement to May 2, 2005, or as soon thereafter as possible.

       You may direct any questions regarding this filing to me at (860)
308-7528.

                                                         Sincerely,

                                                         /s/ Ernest J. Wright


cc: K. McGah